UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person

   Youssef El-Zein
   c/o Pillar Investments Ltd.
   28 Avenue de Messine
   Paris, France  75008

2. Issuer Name and Ticker or Trading Symbol

   Hybridon, Inc.
   HYBN

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year

   Aprril/1999

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   (x) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

   Chairman of the Board, President and
   Chief Executive Officer

7. Individual or Joint/Group Filing (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A |           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |4/17/ |J(1)| |300,000           | A |    (1)    |  300,000          |  I   |           (2)             |
                           |99    |    | |
___________________________________________________________________________________________________________________________________|

___________________________________________________________________________________________________________________________________
Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

*If the Form is  filed  by more  than one  Reporting  Person,  see  Instructions
4(b)(v).



                                  Page 1 of 2

Form 4 (continued)


 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned
 (e.g., puts, calls, warrants, options, convertible securities)
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code| |  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:

(1) Granted by the Issuer's Board of Directors to Pillar Investments Ltd. pursuant to the advisory services agreement dated May 5, 1998, between the Issuer and Pillar Investments Ltd. appointing Pillar Investments to act as the Issuer's non-exclusive financial adviser.

(2) By Pillar Investments Ltd. The Reporting Person disclaims beneficial ownership of the securities of the Issuer held by Pillar Investments Ltd.

**Signature of Reporting Person

/s/ Youssef El-Zein
--------------------------------------------
By:  Youssef El-Zein




-------
DATE

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

SEC 1474 (7-96)

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